Exhibit 10.1

June 16, 2024

Warren Rehn

President and CEO

Golden Minerals Company

Dear Warren:

This letter summarizes our understanding regarding your transition from your position as President, CEO of Golden Minerals Company (the “Company”). We ask that you confirm your agreement as to these terms.

1.	You will retire on June 17, 2024 (the “Retirement Date”). Commencing on the Retirement Date, your service as an officer and employee of the Company will terminate. In addition, your service as an officer of any and all subsidiaries of the Company will terminate on the Retirement Date.

We understand that you will execute various resignations required to effect these terminations. Notwithstanding these resignations, as a Consultant and Technical Advisor, you may continue to maintain your Golden Minerals email address if you wish.

2.	On the Retirement Date, you will be entitled to 40,000 shares of the Company’s common stock in respect of 40,000 outstanding restricted stock units previously issued pursuant to the Company’s 2009 Equity Incentive Plan. 20,000 restricted stock units have previously vested and the remaining 20,000 will vest on termination of your employment with the Company.

3.	On the Retirement Date, you will be entitled to 150,000 shares of the Company’s Common Stock in respect of 150,000 KELTIP units previously issued to you under the Company’s 2013 Key Employee Long-Term Incentive Plan and previously vested.

4.	The Company will make a one-time grant of Common Shares under its 2023 Equity Incentive Plan of 300,000 shares that will vest immediately, subject to the terms of the Plan.

5.	The Company will make a one-time cash payment of $50,000 at the time of your retirement subject to normal tax withholdings.

6.	All shares from the above grants have been registered under the Securities Act of 1933 (“Securities Act”) and due to your continuing status for 90 days after retirement as an affiliate of the Company represent “control securities”. As such, during that period, the shares may be sold only in compliance with the requirements of Rule 144 under the Securities Act. If upon issuance the tax withholding exceeds $50,000 net of withholding, Company agrees to accept surrendered shares with a value sufficient to meet the balance of tax withholding required.

7.	Unused vacation days will be paid on termination.

8.	No cash payments or other benefits are due to you pursuant to the Company’s Severance Compensation Plan, 2009 and 2023 Equity Incentive Plans, or pursuant to the Change of Control Agreement between you and the Company dated as of February 13, 2012, as amended or replaced, which Change of Control Agreement is hereby terminated effective as of the Retirement Date. For the avoidance of doubt, the Indemnification Agreement between you and the Company dated as of February 13, 2012, remains in effect in accordance with its terms.

9.	The Company transfers to you, effective as of the Retirement Date, the following Company provided equipment you have used as an executive officer and employee of the Company:

●	laptop
●	printer
●	iPhone

10.	Subject to your agreement to the terms of this letter and non-revocation of the releases set forth below, you are eligible to provide consulting services to the Company after the Retirement Date pursuant to the attached Consulting Services Agreement.

In consideration of the opportunity to provide consulting services and other consideration set forth in this letter to which you were not otherwise entitled, by signing below, you voluntarily and knowingly release and discharge the Company and each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, managers, members, partners, insurers, employees, agents, and attorneys from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees of every kind and description arising up to the date you sign this letter (the “Released Claims”). The Released Claims include, without limitation, claims based on contract, common law, and all federal, state, and municipal statutes, ordinances, and regulations. The Released Claims do not include claims arising after the date you sign this letter.

The Released Claims include claims under the Age Discrimination in Employment Act (“ADEA”). You are advised to consult with an attorney before signing this letter. In addition, you have at least twenty-one (21) days in which to consider the terms of this letter. If you elect to sign this letter in less time, your signature means that you understood that you had the full twenty-one (21) days if you so desired and that you were not pressured by the Company or any of its representatives or agents to take less time to consider this letter. In addition, with respect to claims under the ADEA, you may rescind your waiver and release within seven (7) calendar days of your execution of this letter. Any such rescission must be in writing and emailed and hand delivered to my attention at the Company’s office within the seven-day period.

I want to reiterate our appreciation for your service to the Company. Please indicate your agreement with the contents of this letter by signing below and returning the signed letter to me by July 7, 2024.

Sincerely,

/s/ Julie Weedman

Julie Weedman

Chief Financial Officer

Golden Minerals Company

Accepted and agreed:

/s/ Warren M. Rehn

Warren M. RehnDate: June 16, 2024